Exhibit 10.61
THE WALT DISNEY COMPANY
Schedule of Provisions for Certain
Stock Option Awards
Pursuant to the 2011 Stock Incentive Plan

This schedule sets forth the additional terms of the stock option award (the “Stock Option Agreement”) made to you pursuant to the 2011 Stock Incentive Plan (the “Plan”) by The Walt Disney Company (“Disney”). All capitalized terms not defined herein shall have the meanings set forth in the Plan. The Stock Option Award referred to herein constitutes a “Stock Option” under the Plan.
Section 1. Stock Option Award. The Stock Option Award gives you the opportunity to purchase the number of shares of Common Stock (“Shares”) of Disney specified for your Award at www.benefits.ml.com. The exercise price for such Stock Option Award is the average of the highest and the lowest market prices for the Common Stock on the Date of Grant as determined pursuant to the Plan.
Section 2. Vesting and Exercisability. The Stock Option Award generally vests as to 25% of the total number of Shares covered by the Stock Option Award on each of the four following anniversary dates of the Date of Grant, subject to your continued employment with Disney or an Affiliate and to the other terms and conditions of the Plan and the Stock Option Award.* Your Stock Option Award may not be exercised with respect to any portion thereof which is not vested at the time of exercise.
Section 3. Expiration of the Stock Option. Provided your employment with Disney and its Affiliates does not terminate, your Stock Option Award will expire 10 years from the Date of Grant. You should refer to the prospectus covering this Stock Option Award and familiarize yourself with the various Plan provisions that affect your right to exercise after termination of employment. Except under certain circumstances and unless otherwise stated in the Appendix (as defined in Section 14 below), you will generally have the right of continued vesting and exercisability for three months following the date of termination of your active employment (such period as it may hereinafter be extended in certain circumstances as provided below being the “Extended Vesting and Exercisability Period”), and any Shares that vest during the Extended Vesting and Exercisability Period will be exercisable during such period (or, under certain circumstances, for such longer period as may be provided by the Plan).
Section 4. Extended Vesting and Exercisability.
(a) In the event that your employment with Disney or an Affiliate thereof terminates for any reason other than death, Disability, or “cause” (as provided in Section 12 of the Plan) at a time when (i) you have attained the age of 60 and have completed at least 10 consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant, then unless otherwise stated in the Appendix (as defined in Section 14) and notwithstanding any other term or provision hereof, the Extended Vesting and Exercisability Period shall continue until the earlier of five years from the date of termination of your active employment or the expiration date of this Stock Option Award; provided, however, that in the event of your death during such period, all remaining unvested portions of this Stock Option Award shall vest immediately upon such event and thereafter all remaining unexercised portions of this Stock Option Award shall be exercisable until the earlier of the expiration of 18 months from date of death or the expiration date of this Stock Option Award. For purposes of the foregoing, “Service Year” shall mean any 12-month period during which you were continuously employed by Disney or an Affiliate thereof. In determining the total number of consecutive Service Years that you have been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.

* The vesting dates for your Award are set forth on the website(s) referred to herein at the Grant Detail page, which may be accessed by clicking on the hyperlink for the Award on the left-hand side of the Grant Summary page.

(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) you are employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting and/or exercisability of any Stock Option Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 4 shall be interpreted and applied in all respects as if you had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant through the scheduled expiration date of such employment agreement and (ii) the date of termination of your employment for all purposes under this Section 4 shall be deemed to be the scheduled expiration date of such employment agreement.
(c) The Extended Vesting and Exercisability Period, if any, will not be extended beyond that period by any notice period (e.g., the period of your employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any).
(d) Solely for purposes of (i) determining whether, and to what extent, you become eligible to exercise all or any portion of this Stock Option and (ii) determining the period during which any vested portion of this Stock Option remains exercisable following termination of your employment, you will be deemed to have continued in employment (without duplication of any service credit afforded with respect to a Contractual Extension Provision) with Disney or an Affiliate during any period for which the Company provides you with pay in lieu of notice in connection with The Worker Adjustment and Retraining Notification Act, as currently in effect and as the same may be amended from time to time, or any successor statute thereto or any comparable provision of state, local or foreign law applicable in your jurisdiction.
Section 5. Exercise. To exercise this Stock Option Award, you must pay the exercise price and satisfy any withholding obligation of Disney or, if different, the Affiliate by whom you are employed (the “Employer”) for all income tax, social insurance contributions, National Insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) in the amount determined by the Committee. You are urged to seek advice from your tax accountant or attorney when making decisions regarding the exercise of this Stock Option Award. This Stock Option Award may not be sold, transferred or assigned.
Section 6. Manner of Exercise for Non-U.S. Participants. If you are employed by or providing services to an Affiliate outside the U.S., notwithstanding anything to the contrary in the Plan, you will be required to exercise your Stock Option Award using the cashless sell-all exercise method, whereby all Shares received upon exercise will be sold immediately upon exercise and the proceeds of sale, less the aggregate exercise price, any applicable withholding for Tax-Related Items and broker’s fees or commissions, will be remitted to you through local payroll in accordance with any applicable laws and regulations. You will not be permitted to hold Shares following exercise. Disney reserves the right to provide additional methods of exercise to you in accordance with any applicable laws and regulations.
Section 7. Responsibility for Taxes. Stock Options are granted and exercised in the United States. At the time of exercise, if you are a U.S. taxpayer, Disney will withhold all U.S. federal, state and local taxes as required by applicable law at the then-current rate for supplemental wage income. If you are a resident outside the U.S., you shall be responsible for the payment of all Tax-Related Items, and Disney will either withhold the Tax-Related Items as required by applicable law, or, alternatively, you will be required to pay the Tax-Related Items directly or, where permitted by applicable law with respect to fringe benefits or employer social taxes, to reimburse Disney or the Employer for the Tax-Related Items paid by Disney or the Employer.
Regardless of any action Disney or the Employer takes with respect to any Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Disney or the Employer, if any, whether you are in the United States or any other country. You further acknowledge that Disney and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant, vesting or exercise of the Stock Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that Disney and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to Disney and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize Disney and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon exercise of the Stock Option arranged by Disney (on your behalf pursuant to this authorization without further consent), including (where applicable) the cashless sell-all exercise of the Stock Option described in Section 6 above. This cashless sell-all exercise will be the method by which any withholding obligations for Tax-Related Items are satisfied with regard to Participants outside the U.S. Disney also has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from your wages or other cash compensation payable to you by Disney and/or the Employer, or by withholding in Shares to be issued upon exercise of the Stock Option and otherwise deliverable to you.
Disney may withhold for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, you are deemed, for tax purposes, to have been issued the full number of Shares subject to the exercised Stock Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, you shall pay to Disney or the Employer any amount of Tax-Related Items that Disney or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Disney may refuse to issue or deliver the Shares or deliver the proceeds of the sale of Shares, if you fail to comply with your Tax-Related Items obligations.
Section 8. Nature of Grant. In accepting the Stock Option, you acknowledge, understand and agree that:
(a) the Plan is established voluntarily by Disney, it is discretionary in nature, and may be amended, suspended or terminated by Disney at any time, to the extent permitted by the Plan;
(b) the grant of the Stock Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
(c) all decisions with respect to future Stock Option or other grants, if any, will be at the sole discretion of Disney;
(d) your participation in the Plan shall not confer upon you any right to employment or service with the Employer, Disney or any other Affiliate, as applicable, and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time or to change the terms and conditions of such employment or service relationship (if any);
(e) you are voluntarily participating in the Plan;

(f) the Stock Option and the Shares subject to the Stock Option, and the income and value of same, are not intended to replace any pension rights or compensation;
(g) the Stock Option grant and your participation in the Plan will not be interpreted to form an employment or service agreement or relationship with Disney or any Affiliate;
(h) unless otherwise agreed with Disney, the Stock Option and the Shares subject to the Stock Option, and the income and value of same, are not granted as consideration for, or in connection with, an service you may provide as a director of any Affiliate;
(i) the future value of the Shares subject to the Stock Option is unknown, indeterminable and cannot be predicted with certainty;
(j) if the Shares subject to the Stock Option do not increase in value, the Stock Option will have no value;
(k) if you exercise the Stock Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price;
(l) no claim or entitlement to compensation or damages shall arise from any forfeiture of the Stock Option resulting from termination of your employment or service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any);
(m) for purposes of the Stock Option, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to Disney, the Employer or any other Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any) and, subject to Section 4(d) above, will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Stock Option (including whether you may still be considered to be providing services while on a leave of absence);
(n) the Stock Option and the Shares subject to the Stock Option, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(o) unless otherwise provided in the Plan or by Disney in its discretion, the Stock Option and the benefits evidenced by this Stock Option Agreement do not create any entitlement to have the Stock Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(p) if you are providing services outside the United States:
(i)the Stock Option and the Shares subject to the Stock Option, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)neither Disney, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Option or of any amounts due to you pursuant to the exercise of the Stock Option.
Section 9. No Advice Regarding Grant. Disney is not providing any tax, legal or financial advice, nor is Disney making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Shares subject to the Stock Option. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
Section 10. Governing Law and Venue. This Stock Option Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Delaware, U.S.A., without giving effect to the choice of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Stock Option and this Stock Option Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, U.S.A., or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
Section 11. Electronic Delivery and Acceptance. Disney may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Disney or a third party designated by Disney.
Section 12. Language. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Stock Option Agreement and the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. Furthermore, if you have received this Stock Option Agreement, or any other document related to the Stock Option and/or the Plan, translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 13. Severability. The provisions of this Stock Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 14. Appendix. The Stock Option shall be subject to any special provisions set forth in any appendix for your country (the “Appendix”). If you relocate to one of the countries included in the Appendix during the life of this Stock Option Award, the special provisions for such country shall apply to you, to the extent Disney determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Stock Option Agreement.
Section 15. Imposition of Other Requirements. Disney reserves the right to impose other requirements on the Stock Option, to the extent Disney determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 16. Data Privacy.
(a)Purposes of Processing. Disney processes Data (as defined below) for purposes that include administering and managing your participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law.
(b)Data Collection and Usage. Disney and the Employer process information about you that includes the following for purposes of this Award Agreement: your name, home address, telephone number, email address, date of birth, social security number (or similar national identifier), salary, nationality, job title, any shares or directorships held in Disney, details of all Awards granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”).
(c)Stock Plan Administration Service Providers. Disney transfers Data to Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates (“Merrill”), which is assisting Disney with the implementation, administration and management of the Plan. Disney may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with Merrill or such other provider(s), with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. You understand and acknowledge that any processing by Disney and/or Merrill under this Award Agreement may involve a transfer of Data from your home jurisdiction to the U.S.
(e)Data Subject Rights. You may have a number of rights under the data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data Disney processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive information regarding these rights or to exercise these rights, you can contact your local human resources representative.
(f)Contractual Requirement. Where necessary, your provision of Data and its processing as described above is a contractual requirement for you to participate in the Plan. Your participation in the Plan and your acceptance of the Stock Option Award is purely voluntary. You can refuse to provide Data, as a result of which you will not be able to participate in the Plan, but your career and salary will not be affected in any way.
Section 17. Stock Option Subject to Plan. This Stock Option Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.
Section 18. Waiver. You acknowledge that a waiver by Disney of breach of any provision of this Stock Option Agreement shall not operate or be construed as a waiver of any other provision of this Stock Option Agreement, or of any subsequent breach by you or any other Participant.
Section 19. Insider Trading/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to exercise the Stock Option or acquire or sell or attempt to sell Shares or rights to Shares (e.g., this Stock Option), either directly or indirectly, or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding Disney (as defined by or determined under the laws in the applicable jurisdictions or the laws in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise to buy or sell securities. Keep in mind third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under Disney's insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, including those imposed under Disney's insider trading policy, and you should consult with your own personal legal and financial advisors on this matter before taking any action related to the Plan.
Section 20. Foreign Asset/Account Reporting Requirements. You acknowledge and agree that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge and agree that it is your responsibility to be compliant with such regulations.